Exhibit 99.1

PRESS RELEASE

Mid Penn Bancorp, Inc.

349 Union Street

Millersburg, PA  17061

1-866-642-7736

CONTACTS

Rory G. Ritrievi President & Chief Executive Officer	Michael D. Peduzzi, CPA Chief Financial Officer

MID PENN BANCORP, INC. REPORTS FIRST QUARTER 2020 EARNINGS

AND DECLARES A QUARTERLY DIVIDEND

April 27, 2020 – Millersburg, PA – Mid Penn Bancorp, Inc. (“Mid Penn”) (NASDAQ: MPB), the parent company of Mid Penn Bank (the “Bank”), today reported net income to common shareholders (earnings) for the quarter ended March 31, 2020 of $3,818,000 or $0.45 per common share basic and diluted, compared to earnings of $4,077,000 or $0.48 per common share basic and diluted for the quarter ended March 31, 2019.  Mid Penn also reported that, based upon its first quarter results for 2020, the Board of Directors, at a meeting held on April 22, 2020, declared a regular quarterly dividend per common share of $0.18 payable on May 25, 2020, to shareholders of record as of May 11, 2020.

Tangible book value per common share, a non-GAAP measure that is regularly reported in the banking industry and the most directly comparable non-GAAP measure to book value per share, favorably increased to $20.18 as of March 31, 2020, compared to $19.96 at December 31, 2019, and $18.64 as of March 31, 2019.  Mid Penn’s GAAP book value per share was $28.23 at March 31, 2020, compared to $28.05 at December 31, 2019 and $26.88 as of March 31, 2019.  Please refer to the section included herein under the heading “Reconciliation of Non-GAAP Measures (Unaudited)” for a discussion of our use of non-GAAP adjusted financial information, which includes tables reconciling GAAP and non-GAAP adjusted financial measures for the quarters ended March 31, 2020 and 2019 and certain other periods.

Mid Penn also reported continued growth in total assets to $2,299,751,000 as of March 31, 2020, reflecting an increase of $68,576,000 or 3 percent compared to total assets of $2,231,175,000 as of December 31, 2019, and an increase of $151,934,000 or 7 percent compared to total assets of $2,147,817,000 as of March 31, 2019.  Asset growth during the quarter ended March 31, 2020 included an increase of $21,897,000 in investment securities, and an increase in total loans outstanding of $35,393,000 since year-end, representing an 8 percent annualized loan growth rate.  The asset growth was funded by $60,887,000 of deposit growth, representing an annualized deposit growth rate of 13 percent, with more than half of such growth favorably being in noninterest-bearing deposits.

PRESIDENT’S STATEMENT

As reflected in the accompanying information for the first quarter of 2020, Mid Penn’s financial condition and performance continue to reflect soundness, qualitative growth, consistent profitability, increasing tangible book value, and a sustained quarterly dividend.

But versus looking back on our successes, we like our communities, nation, and world are focused forward on effectively dealing with the impact of the coronavirus (COVID-19) pandemic.  Since the very beginning of this COVID-19 outbreak, the Mid Penn board of directors has challenged our team to be aggressive in how we protect our employees, customers and communities, but to also ensure that we do all we can to provide the critical financial support and resources so many reliably need in this critical time. I would like to share some of the key steps we have taken to provide our full range of essential services while helping to keep all parties safe:

•

Beginning Tuesday, March 17, we temporarily closed all bank branch lobbies. Our tellers continue to work providing access to customers through drive-thru banking services and night depositories.  Services that cannot be performed through drive-through (i.e. business cash orders, loan closings and new account openings) are accommodated in the branches by appointment.   We are continuously cleaning bank branches during business hours with disinfecting wipes to sanitize all facets of our common areas, including door handles, work stations, ATM’s and service counters.

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We have mandated that all branch employees who handle cash use latex gloves when doing so, and we are requiring all employees to use hand sanitizer after each transaction and wash their hands with soap and hot water several times every hour.  Additionally, employees having face-to-face interaction with customers are required to wear a mask.  Importantly, we maintain appropriate social distancing standards when individuals are required by their job duties to be in the same branch or administrative location.

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We have made outreaches to every customer of the Bank advising them of the changes in branch services, while also ensuring they had updated awareness of our TeleBanker services, online banking, mobile device app, Mid Penn debit card, and secure messaging that allows customers to access their accounts and our services and employees without requiring in-person interaction.

Through the first round of funding under the federal Paycheck Protection Program (PPP) as established under the CARES Act, our expert team of commercial lenders and business development personnel have already disbursed over $467 million of those funds to over 2,100 businesses and we continue to process already approved applications.  This level of involvement in the first phase of the PPP placed us third in the nation as far as total PPP loans disbursed as a percentage of a bank’s total loans. These loans will provide continuing payroll support for over 50,000 employees of these borrowers and the communities we serve.  As Congress has authorized a second round of PPP, we are again actively involved in receiving and processing new applications to provide funding to help even more businesses.

We are so grateful for the tireless efforts of our healthcare workers, first responders, parents and caregivers, and so many who are making incredible sacrifices to ensure that we take care of each other day by day, knowing that we will win the battle against COVID-19.  Be assured that as we manage through the numerous challenges we at Mid Penn face in these unprecedented times, we are focused on doing all we can to support the personal and financial safety of our customers, employees, and communities we serve.

OPERATING RESULTS

Net Interest Income and Net Interest Margin

For the three months ended March 31, 2020, net interest income was $17,665,000, an increase of $359,000 or 2 percent compared to net interest income of $17,306,000 for the three months ended March 31, 2019.  Mid Penn’s tax-equivalent net interest margin was 3.45% for the first quarter of 2020 compared to 3.70% for the first quarter of 2019. Though the quarterly average balance of interest-earning assets increased year over year, the yields on interest earning assets declined consistent with reductions in the yield curve during the first quarter of 2020, including the impact of the two rate decreases approved by the  Federal Open Market Committee (“FOMC”), for 1.50% combined, during March 2020 in response to the COVID-19 pandemic.  The total cost of deposits for the first quarter of 2020 favorably decreased compared to the first quarter of 2019 as a result of the same yield curve reductions and FOMC rate cuts.

Noninterest Income

During the three months ended March 31, 2020, noninterest income totaled $2,934,000, an increase of $885,000 or 43 percent, compared to noninterest income of $2,049,000 for the three months ended March 31, 2019.

Mortgage banking income was $1,182,000 for the three months ended March 31, 2020, an increase of $745,000 or 170 percent compared to mortgage banking income of $437,000 for the three months ended March 31, 2019.  Longer-term mortgage interest rates have declined significantly over the past twelve months, resulting in a higher level of mortgage originations (both purchase and refinance activity) and secondary-market loan sales when comparing the first quarter of 2020 to the same period in 2019. Additionally, the first three months of 2020 reflected a full quarter of production and loan sales from Mid Penn’s Southeastern Pennsylvania mortgage origination team, while the same group was not fully operational for the entire first quarter of 2019.

ATM debit card interchange income was $416,000 for the three months ended March 31, 2020, an increase of $82,000 or 25 percent compared to interchange income of $334,000 for the three months ended March 31, 2019. The increase resulted from increasing card-based transaction usage across our expanding transactional account customer base.

Net gains on sales of securities were $132,000 for the three months ended March 31, 2020, an increase of $125,000 compared to net gains on sales of securities of $7,000 for the three months ended March 31, 2019.  Sale volume and gains were driven by the implementation of asset/liability management strategies, which vary from quarter to quarter based upon market conditions and related yield curve and valuation changes.

Net gains on sales of SBA loans were $84,000 for the three months ended March 31, 2020, a decrease of $118,000 or 58 percent compared to net gains on sales of SBA loans of $202,000 during the same quarter of 2019.  None of the SBA loan production or sales activity in the first quarter of 2020 related to the PPP loans under the CARES Act, as the PPP loans did not begin to be disbursed by Mid Penn until April 2020.

Other income was $372,000 for the three months ended March 31, 2020, an increase of $42,000 compared to other income of $330,000 for the three months ended March 31, 2019.  The increase in other income was primarily driven by higher volumes of fee-based income, including wire transfer fees, letter of credit fees, and credit card program referrals and royalties.

Noninterest Expense

For the three months ended March 31, 2020, noninterest expense totaled $15,581,000, an increase of $1,278,000 or 9 percent, compared to noninterest expense of $14,303,000 for the three months ended March 31, 2019.  The year-over-year increase in quarterly noninterest expense was attributable to both (i) growth-related business development and retail staff additions since March 31, 2019, and (ii) increases across other expense categories reflective of the overall growth of the organization, including software licensing and utilization, Pennsylvania bank shares tax, and occupancy and equipment expenses.  Also, other expenses for the first quarter of 2020 included approximately $63,000 of non-recurring FHLB prepayment costs resulting from Mid Penn’s early redemption of $9,500,000 of higher-cost term advances.  No FHLB borrowing prepayments occurred during the first quarter of 2019.

Salaries and employee benefits were $8,281,000 for the three months ended March 31, 2020, an increase of $522,000 or 7 percent, versus the same period in 2019, with the increase primarily attributable to (i) retail staff added as part of the new Hazle Township branch location opened during the fourth quarter of 2019, (ii) the addition of private banking business development professionals to enhance our wealth management activities, and (iii) increases in medical expenses and other employee benefits costs when compared to the same period of 2019.

Equipment expense increased $86,000 or 14 percent during the three months ended March 31, 2020 compared to the same period in 2019, related to the expansion of the corporate administrative facilities and further centralization of back-office functions to enhance operations and efficiencies across the Mid Penn footprint.

Pennsylvania bank shares tax expense was $405,000 for the three months ended March 31, 2020, an increase of $269,000 or 198 percent compared to $136,000 for the three months ended March 31, 2019.  The first quarter of 2019 reflected the application of $122,500 of shares tax credits that were earned based upon the timing of certain carryover donations made that quarter that had been committed by First Priority Bank (which Mid Penn acquired in 2018).  Similar donations and credits did not occur in the first quarter 2020. The increase in shares tax expense also reflects the organic growth in the past year of the total shareholder equity balance upon which the tax is based.

Software licensing and utilization costs were $1,221,000 for the three months ended March 31, 2020, an increase of $200,000 or 20 percent compared to $1,021,000 for the three months ended March 31, 2019.  This increase reflects the additional costs from both transaction volume based charges, and licensing fees related to the addition of new staff and locations added since the first quarter of 2019.  Additionally, Mid Penn continued to invest in upgrades to internal systems, networks, storage capabilities, and data security mechanisms to enhance data management and security capabilities responsive to both the larger company profile and increasing complexity of information technology management.

FDIC assessment expense was $312,000 for the three months ended March 31, 2020, a decrease of $47,000 or 13 percent compared to $359,000 for the three months ended March 31, 2019 due to the Bank having a favorably lower FDIC Assessment rate during the first quarter of 2020.

Legal and professional fees for the three months ended March 31, 2020 decreased by $70,000 or 17 percent compared to the same period in 2019, due primarily to the first quarter of 2019 including additional services supporting a new third-party loan review service, as well costs associated with supporting both trust and wealth management activities, and the update and revision of Mid Penn’s corporate governance and Board structure.

Intangible amortization decreased from $363,000 during the three months ended March 31, 2019 to $323,000 during the three months ended March 31, 2020, as the core deposit intangible (“CDI”) amortization from the 2018 acquisitions of both (i) the Scottdale Bank and Trust on January 8, 2018, and (ii) First Priority Bancorp on July 31, 2018 continues to decrease as it is amortized using the sum-of-the-years digits method over a ten year term (which results in decreasing expense recognized in each year following the respective acquisition).

The provision for income taxes was $650,000 during the three months ended March 31, 2020, a decrease of $200,000 or 24 percent compared to $850,000 for the same period in 2019.  The provision for income taxes for the three months ended March 31, 2020 reflects an effective federal tax rate of 14.5%, compared to an effective federal tax rate of 17.3% for the three months ended March 31, 2019.  The reduction in the effective federal tax rate for 2020 reflects tax credits recognized related to Mid Penn’s investment in a low-income housing project in Dauphin County, Pennsylvania.  The units were substantially completed and met the occupancy requirements necessary to begin recognizing the related amortization and tax credits during the fourth quarter of 2019.  Similar credits were not recognized during the three months ended March 31, 2019.

FINANCIAL CONDITION

Loans

Total loans at March 31, 2020 were $1,798,149,000 compared to $1,762,756,000 at December 31, 2019, an increase of $35,393,000 or 2.0 percent since year-end 2019 (annualized growth rate of 8 percent).  The increase in total loans was primarily comprised of growth in both commercial real estate credits, and commercial and industrial financing loans.

Investments

Mid Penn’s portfolio of held-to-maturity securities, recorded at amortized cost, increased $31,486,000 to $167,963,000 as of March 31, 2020, as compared to $136,477,000 as of December 31, 2019.  Mid Penn’s total available-for-sale securities portfolio decreased $9,589,000 or 26 percent, from $37,009,000 at December 31, 2019 to $27,420,000 at March 31, 2020.  The first quarter of 2020 reflected a higher volume of calls of both available-for-sale and held-to-maturity securities as market rates dropped due both changes in the yield curve and from the FOMC reducing rates in response to the COVID-19 pandemic, leading to security issuers to execute calls on some higher coupon securities.  Additionally, Mid Penn initiated some sales of available-for-sale investment securities for both portfolio and asset liability management.  Growth within the held-to-maturity portfolio was a result of purchases made in anticipation of near-term future calls of investment securities.

Deposits

Total deposits increased $60,887,000 or 3.2 percent, from $1,912,394,000 at December 31, 2019, to $1,973,281,000 at March 31, 2020 (annualized growth rate of over 12 percent).  Deposit growth was led by substantial increases in noninterest-bearing balances and money market deposits, primarily due to both new and expanded cash management and commercial deposit account relationships.

Long-Term Debt

Long-term debt decreased $9,539,000 or 29 percent, from $32,903,000 at December 31, 2019 to $23,364,000 at March 31, 2020.  During the first quarter of 2020, Mid Penn prepaid $9,500,000 of long-term Federal Home Loan Bank (“FHLB”) borrowings as these borrowings had rates above both the incremental cost of deposits and overnight federal funds rate yields.  Mid Penn recognized $63,000 of FHLB prepayment penalties, which were recorded within other noninterest expenses on the Consolidated Statements of Income.

Subordinated Debt

Subordinated debt increased $14,989,000 or 55 percent, from $27,070,000 at December 31, 2019 to $42,059,000 at March 31, 2020.  As previously reported on a Form 8-K dated March 20, 2020, Mid Penn entered into agreements for an aggregate of $15,000,000 of its Subordinated Notes due 2030 (the “Notes”) to accredited investors.  The Notes will bear interest at a rate of 4.0% per year for the first five years and then float at the Wall Street Journal’s Prime Rate, and are intended to be treated as Tier 2 capital for regulatory capital purposes.

Capital

Shareholders’ equity increased by $1,637,000 or less than 1 percent from $237,874,000 as of December 31, 2019 to $239,511,000 as of March 31, 2020. The increase in shareholders’ equity reflects the growth in retained earnings through year-to-date net income, net of dividends paid.  Regulatory capital ratios for both Mid Penn and its banking subsidiary exceeded regulatory “well-capitalized” levels at both March 31, 2020 and December 31, 2019.

ASSET QUALITY

The allowance for loan and lease losses as a percentage of total loans was 0.56% at March 31, 2020 compared to 0.54% at December 31, 2019 and 0.52% at March 31, 2019.  Mid Penn had net loan charge-offs of $51,000 and $20,000 for the three months ended March 31, 2020 and 2019, respectively.  Loan loss reserves as a percentage of nonperforming loans were 90% at March 31, 2020, compared to 79% at December 31, 2019, and 119% at March 31, 2019.

The provision for loan losses was $550,000 for the first quarter of 2020, an increase of over 340 percent compared to a provision for loan losses of $125,000 for the first quarter of 2019.  The allowance for loan losses and the related provision reflect Mid Penn’s continued application of the incurred loss method for estimating credit losses as Mid Penn has not yet adopted the current expected credit loss (“CECL”) accounting standard.  The increase in the loan loss reserves and the quarterly provision was primarily the result of an increase in the allowance balance related to general allocations, driven by increases in specific qualitative factors, particularly in the commercial real estate pool, when compared to prior periods.

Total nonperforming assets were $12,872,000 at March 31, 2020, an increase compared to nonperforming assets of $12,157,000 at December 31, 2019, and $7,517,000 at March 31, 2019. Nonperforming assets were 0.72% of the total of loans plus other real estate assets as of March 31, 2020, compared to 0.69% as of December 31, 2019, and 0.46% as of March 31, 2019.  The increase in foreclosed real estate from $196,000 at December 31, 2019 to $1,718,000 at March 31, 2020 was driven by the transfer of one loan relationship from nonaccrual status to foreclosed real estate during the first quarter of 2020.

Asset quality measures did not reflect any new impaired assets or specific reserve allocations related to the early impact of the COVID-19 pandemic, though Bank management is continuously and closely monitoring and evaluating the impact of the COVID-19 situation on the portfolio as discussed in the COVID-19 Considerations and Subsequent Events section below.   Management believes, based on information currently available, that the allowance for loan and lease losses of $10,014,000 is adequate as of March 31, 2020, to cover probable and estimated loan losses in the portfolio.

COVID-19 CONSIDERATIONS AND SUBSEQUENT EVENTS

In response to the COVID-19 global pandemic event which has impacted the United States including the State of Pennsylvania and Mid Penn’s market area and communities and customers during the first quarter of 2020 and continuing through the period subsequent to March 31, 2020, Mid Penn management performed several updated evaluations subsequent to March 31, 2020 and through the date of this release to determine whether the current or expected impact from this COVID-19 event resulted in any impairment to Mid Penn’s business and the recorded value of certain assets:

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With the assistance of a third-party firm with an expertise in goodwill valuation assessment, Mid Penn performed an updated and extensive “Step One” goodwill valuation assessment as of March 31, 2020.  Based upon this detailed analysis, Mid Penn management concluded that as of March 31, 2020 and subsequently through the date of this release, there was no impairment to Mid Penn’s goodwill.  As the COVID-19 event continues and its implications to the country, the economy, and specifically Mid Penn evolve, management will continue to update this goodwill assessment as necessary.

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Mid Penn management evaluated whether this COVID-19 event resulted in any impairment to the intangible asset value of its acquired consumer demand and savings deposit base (“core deposit intangible”).  Management’s determination was that as of March 31, 2020 and subsequently through the date of this release, there was no impairment to its core deposit intangible.  Supporting this assertion, as reflected in the Consolidated Balance Sheets as of March 31, 2020 and December 31, 2019, Mid Penn has recognized substantial total deposit growth of $60,887,000 or 3.2 percent during the first quarter of 2020, with none of this growth attributable to brokered deposits.  Subsequent to March 31, 2020, and through the date of this filing, these increased deposit levels were sustained and continued to reflect no evidence of impairment.

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Mid Penn management performed an updated assessment of all of its debt security holdings of obligations of state and political subdivisions to determine whether this COVID-19 event resulted in any significant credit deterioration of the financial condition of the underlying issuers which would result in any related securities having what appears to be other-than-temporary impairment.  Based upon this comprehensive review, management’s determination was that as of March 31, 2020 and subsequently through the date of this release, there was no other-than-temporary impairment to its debt security holdings of obligations of state and political subdivisions.  As the COVID-19 event continues and its implications to the states and municipalities evolve, Mid Penn will continue to update this other-than-temporary impairment assessment as necessary.

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As previously noted, the allowance for credit losses (“allowance”) and the related provision reflect Mid Penn’s continued application of the incurred loss method for estimating credit losses as Mid Penn has not yet adopted the current expected credit loss (“CECL”) accounting standard.   The increase in the overall allowance for loan losses and the increased provision for the quarter ended March 31, 2020 (as compared to the provision for the quarter ended March 31, 2019) were primarily the result of an increase in the allowance balance related to general allocations.  Mid Penn’s allowance and other asset quality measures did not reflect any new impaired assets or specific reserve allocations related to the early impact of the COVID-19 pandemic, though Bank management is continuously and closely monitoring and evaluating the impact of the COVID-19 situation on the portfolio.

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The realization of Mid Penn’s deferred tax assets is dependent on future earnings.  Mid Penn has evaluated its current and projected revenues, including potential stresses to revenue streams as a result of the COVID-19 impact to the economy and specifically Mid Penn’s markets and customers, and management currently anticipates that future earnings will be adequate to fully realize the recorded deferred tax assets as of March 31, 2020, with no valuation reserve required.

In addition to the specific banking service changes and measures as discussed in the President’s Statement in how we protect our employees, customers and communities during this COVID-19 pandemic, we have also made significant lending program efforts to provide critical support to our borrowers and other small businesses in our markets:

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As initially report in a Form 8-K filed on April 17, 2020, Mid Penn was a significant lender under the federal Paycheck Protection Program (PPP) which was created when the CARES Act was recently signed into law. Through April 24, 2020, Mid Penn had disbursed an aggregate amount of $467,932,000 in PPP loans to 2,160 borrowers through the first round of funding, and had received numerous applications for submission to the Small Business Administration (“SBA”) in anticipation of the second round of funding.  All PPP loans are 100% guaranteed by the Small Business Administration, and from the disbursements made through April 24, 2020, Mid Penn expects to receive nearly $15 million in PPP loan processing fees under fee schedules as established by the SBA.

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On March 22, 2020, the federal financial institution regulatory agencies and the state banking regulators issued an interagency statement encouraging financial institutions to work constructively with borrowers affected by COVID-19 and providing additional information regarding loan modifications.  Concurrently, the Financial Accounting Standards Board (FASB) released a statement indicating that the interagency guidance was developed in consultation with the FASB staff.  The banking agencies encouraged financial institutions to work with borrowers, and indicated that they will not criticize institutions for doing so in a safe and sound manner, and will not direct supervised institutions to automatically categorize loan modifications as troubled debt restructurings (TDRs).  The statement indicated that the agencies view prudent loan modification programs offered to financial institution customers affected by COVID-19 as positive and proactive actions that can manage or mitigate adverse impacts on borrowers, and lead to improved loan performance and reduced credit risk.

Prior to this interagency guidance being issued, Mid Penn had proactively reached out to its borrowers to assess how the COVID-19 situation was impacting them, and was evaluating taking similar forbearance and payment deferral measures.  In response to these customer outreaches and respectful of the interagency guidance, through April 24, 2020, Mid Penn has provided loan modifications to 921 borrowers with aggregate loans outstanding of $409,735,000.  Depending upon the specific needs and circumstances affecting each borrower, the majority of these modifications range from deferrals of both principal and interest payments for three to six months, or borrowers reverting to interest-only payments for a period of three to six months.  Mid Penn remains in communication with each of these borrowers to assess the ongoing credit status of the borrowers, and may make further adjustments to a borrower’s modification at some future time if warranted for the specific situation.

FINANCIAL HIGHLIGHTS (Unaudited):

(Dollars in thousands, except	Mar. 31,	Dec. 31,	Sept. 30,	June 30,	Mar. 31,
per share data)	2020	2019	2019	2019	2019

Cash and cash equivalents	$140,758	$139,030	$160,879	$48,145	$86,968
Investment securities	195,383	173,486	222,891	243,586	264,323
Loans	1,798,149	1,762,756	1,710,434	1,688,173	1,646,686
Allowance for loan and lease losses	(10,014)	(9,515)	(9,316)	(8,771)	(8,502)
Net loans	1,788,135	1,753,241	1,701,118	1,679,402	1,638,184
Goodwill and other intangibles	68,275	68,598	68,949	69,304	69,665
Other assets	107,200	96,820	95,062	95,685	88,677
Total assets	$2,299,751	$2,231,175	$2,248,899	$2,136,122	$2,147,817

Noninterest-bearing deposits	$347,532	$310,036	$298,885	$287,183	$290,902
Interest-bearing deposits	1,625,749	1,602,358	1,591,208	1,491,218	1,493,278
Total deposits	1,973,281	1,912,394	1,890,093	1,778,401	1,784,180
Borrowings and subordinated debt	65,423	59,973	102,038	105,105	113,661
Other liabilities	21,536	20,934	22,156	21,354	22,539
Shareholders' equity	239,511	237,874	234,612	231,262	227,437
Total liabilities and shareholders' equity	$2,299,751	$2,231,175	$2,248,899	$2,136,122	$2,147,817

Book Value per Common Share	$28.23	$28.05	$27.67	$27.32	$26.88
Tangible Book Value per Common Share *	$20.18	$19.96	$19.54	$19.13	$18.64

* Non-GAAP measure; see Reconciliation of Non-GAAP Measures

OPERATING HIGHLIGHTS (Unaudited):

	Three Months Ended
(Dollars in thousands, except	Mar. 31,	Dec. 31,	Sept. 30,	June 30,	Mar. 31,
per share data)	2020	2019	2019	2019	2019

Interest income	$23,699	$23,935	$24,513	$23,998	$22,866
Interest expense	6,034	6,630	6,746	6,228	5,560
Net Interest Income	17,665	17,305	17,767	17,770	17,306
Provision for loan and lease losses	550	235	565	465	125
Noninterest income	2,934	4,695	3,003	2,874	2,049
Noninterest expense	15,581	16,171	14,683	14,796	14,303
Income before provision for income taxes	4,468	5,594	5,522	5,383	4,927
Provision for income taxes	650	1,186	709	980	850
Net income available to common shareholders	$3,818	$4,408	$4,813	$4,403	$4,077

Basic Earnings per Common Share	$0.45	$0.52	$0.57	$0.52	$0.48
Return on Average Equity	6.43%	7.41%	8.34%	7.71%	7.35%

	Mar. 31,	Dec. 31,	Sept. 30,	June 30,	Mar. 31,
	2020	2019	2019	2019	2019
Tier 1 Capital (to Average Assets)	7.8%	7.8%	7.7%	7.8%	7.8%
Common Tier 1 Capital (to Risk Weighted Assets)	9.6%	9.8%	9.9%	9.8%	9.9%
Tier 1 Capital (to Risk Weighted Assets)	9.6%	9.8%	9.9%	9.8%	9.9%
Total Capital (to Risk Weighted Assets)	12.5%	11.9%	12.1%	12.0%	12.2%

RECONCILIATION OF NON-GAAP MEASURES (Unaudited:)

This press release contains financial information determined by methods other than in accordance with U.S. Generally Accepted Accounting Principles ("GAAP"). For tangible book value, the most directly comparable financial measure calculated in accordance with GAAP is book value.  We believe that this measure is important to many investors in the marketplace who are interested in changes from period to period in book value per common share exclusive of changes in intangible assets.  Goodwill and other intangible assets have the effect of increasing total book value while not increasing tangible book value.   Income tax effects of non-GAAP adjustments are calculated using the applicable statutory tax rate for the jurisdictions in which the charges (benefits) are incurred, while taking into consideration any valuation allowances or non-deductible portions of the non-GAAP adjustments. This non-GAAP disclosure has limitations as an analytical tool, should not be viewed as a substitute for financial measures determined in accordance with GAAP, and should not be considered in isolation or as a substitute for analysis of Mid Penn’s results and financial condition as reported under GAAP, nor is it necessarily comparable to non-GAAP performance measures that may be presented by other companies. Management believes that this non-GAAP supplemental information will be helpful in understanding Mid Penn’s ongoing operating results. This supplemental presentation should not be construed as an inference that Mid Penn’s future results will be unaffected by similar adjustments to be determined in accordance with GAAP.

Tangible Book Value Per Share

(Dollars in thousands, except	Mar. 31,	Dec. 31,	Sept. 30,	June 30,	Mar. 31,
per share data)	2020	2019	2019	2019	2019

Shareholder's Equity	$239,511	$237,874	$234,612	$231,262	$227,437
Less: Goodwill	62,840	62,840	62,840	62,840	62,840
Less: Core Deposit and Other Intangibles	5,435	5,758	6,109	6,464	6,825
Tangible Equity	$171,236	$169,276	$165,663	$161,958	$157,772

Common Shares Issued and Outstanding	8,484,328	8,480,938	8,478,461	8,465,178	8,462,431

Tangible Book Value per Share	$20.18	$19.96	$19.54	$19.13	$18.64

CONSOLIDATED BALANCE SHEETS (Unaudited):

(Dollars in thousands, except share data)	Mar. 31, 2020	Dec. 31, 2019	Mar. 31, 2019
ASSETS
Cash and due from banks	$31,763	$25,746	$35,573
Interest-bearing balances with other financial institutions	4,186	4,657	5,049
Federal funds sold	104,809	108,627	46,346
Total cash and cash equivalents	140,758	139,030	86,968

Investment securities available for sale, at fair value	27,420	37,009	101,532
Investment securities held to maturity, at amortized cost
(fair value $170,399, $137,476, and $163,723)	167,963	136,477	162,791
Loans held for sale	15,534	8,422	4,050
Loans and leases, net of unearned interest	1,798,149	1,762,756	1,646,686
Less: Allowance for loan and lease losses	(10,014)	(9,515)	(8,502)
Net loans and leases	1,788,135	1,753,241	1,638,184

Bank premises and equipment, net	26,247	24,937	23,881
Bank premises and equipment held for sale	—	—	1,274
Operating lease right of use asset	10,999	11,442	11,249
Finance lease right of use asset	3,402	3,447	3,582
Cash surrender value of life insurance	16,957	16,881	16,769
Restricted investment in bank stocks	4,555	4,902	5,933
Accrued interest receivable	8,786	7,964	8,527
Deferred income taxes	1,761	2,810	4,018
Goodwill	62,840	62,840	62,840
Core deposit and other intangibles, net	5,435	5,758	6,825
Foreclosed assets held for sale	1,718	196	350
Other assets	17,241	15,819	9,044
Total Assets	$2,299,751	$2,231,175	$2,147,817
LIABILITIES & SHAREHOLDERS’ EQUITY
Deposits:
Noninterest-bearing demand	$347,532	$310,036	$290,902
Interest-bearing demand	468,773	458,451	397,959
Money Market	507,138	488,748	414,503
Savings	174,849	177,737	195,226
Time	474,989	477,422	485,590
Total Deposits	1,973,281	1,912,394	1,784,180

Short-term borrowings	—	—	35,000
Long-term debt	23,364	32,903	51,585
Subordinated debt	42,059	27,070	27,076
Operating lease liability	12,070	12,544	12,428
Accrued interest payable	2,478	2,208	2,921
Other liabilities	6,988	6,182	7,190
Total Liabilities	2,060,240	1,993,301	1,920,380

Shareholders' Equity:
Common stock, par value $1.00 per share; 20,000,000 shares authorized at March 31, 2020 and December 31, 2019; 8,484,328 and 8,480,938 shares issued and outstanding at March 31, 2020 and December 31, 2019, respectively; 10,000,000 shares authorized at March 31, 2019; 8,462,431 shares issued and outstanding at March 31, 2019	8,484	8,481	8,462
Additional paid-in capital	178,320	178,159	177,704
Retained earnings	52,759	50,891	41,842
Accumulated other comprehensive (loss) income	(52)	343	(571)
Total Shareholders’ Equity	239,511	237,874	227,437
Total Liabilities and Shareholders' Equity	$2,299,751	$2,231,175	$2,147,817

CONSOLIDATED STATEMENTS OF INCOME (Unaudited):

(Dollars in thousands, except per share data)	Three Months Ended March 31,
	2020	2019
INTEREST INCOME
Interest and fees on loans and leases	$22,249	$21,078
Interest on interest-bearing balances	15	30
Interest on federal funds sold	390	68
Interest and dividends on investment securities:
U.S. Treasury and government agencies	671	893
State and political subdivision obligations, tax-exempt	221	619
Other securities	153	178
Total Interest Income	23,699	22,866
INTEREST EXPENSE
Interest on deposits	5,380	4,586
Interest on short-term borrowings	—	232
Interest on long-term and subordinated debt	654	742
Total Interest Expense	6,034	5,560
Net Interest Income	17,665	17,306
PROVISION FOR LOAN AND LEASE LOSSES	550	125
Net Interest Income After Provision for Loan and Lease Losses	17,115	17,181
NONINTEREST INCOME
Income from fiduciary activities	384	359
Service charges on deposits	205	217
ATM debit card interchange income	416	334
Mortgage banking income	1,182	437
Net gain on sales of SBA loans	84	202
Merchant services income	83	85
Earnings from cash surrender value of life insurance	76	78
Net gain on sales of investment securities	132	7
Other income	372	330
Total Noninterest Income	2,934	2,049
NONINTEREST EXPENSE
Salaries and employee benefits	8,281	7,759
Occupancy expense, net	1,439	1,401
Equipment expense	713	627
Pennsylvania bank shares tax expense	405	136
FDIC Assessment	312	359
Legal and professional fees	352	422
Marketing and advertising expense	204	179
Software licensing and utilization	1,221	1,021
Telephone expense	134	154
(Gain) loss on sale or write-down of foreclosed assets	—	(4)
Intangible amortization	323	363
Other expenses	2,197	1,886
Total Noninterest Expense	15,581	14,303
INCOME BEFORE PROVISION FOR INCOME TAXES	4,468	4,927
Provision for income taxes	650	850
NET INCOME	3,818	4,077

PER COMMON SHARE DATA:
Basic and Diluted Earnings Per Common Share	$0.45	$0.48
Cash Dividends Paid	$0.23	$0.25

NET INTEREST MARGIN, (Unaudited):

	Average Balances, Income and Interest Rates on a Taxable Equivalent Basis
	For the Three Months Ended
(Dollars in thousands)	March 31, 2020				December 31, 2019
	Average			Average	Average			Average
	Balance	Interest		Rates	Balance	Interest		Rates
ASSETS:
Interest Bearing Balances	$4,488	$15		1.34%	$5,083	$20		1.56%
Investment Securities:
Taxable	133,502	740		2.23%	133,073	725		2.16%
Tax-Exempt	42,765	280	(a)	2.63%	62,891	441	(a)	2.78%
Total Securities	176,267	1,020		2.33%	195,964	1,166		2.36%

Federal Funds Sold	122,635	390		1.28%	124,507	518		1.65%
Loans and Leases, Net	1,771,444	22,341	(b)	5.07%	1,726,383	22,296	(b)	5.12%
Restricted Investment in Bank Stocks	4,660	84		7.25%	5,578	112		7.97%
Total Earning Assets	2,079,494	23,850		4.61%	2,057,515	24,112		4.65%

Cash and Due from Banks	30,580				31,898
Other Assets	147,924				149,201
Total Assets	$2,257,998				$2,238,614

LIABILITIES & SHAREHOLDERS' EQUITY:
Interest-bearing Demand	$455,685	1,172		1.03%	$446,952	1,316		1.17%
Money Market	502,925	1,597		1.28%	484,279	1,922		1.57%
Savings	175,924	120		0.27%	178,728	146		0.32%
Time	480,316	2,491		2.09%	466,400	2,475		2.11%
Total Interest-bearing Deposits	1,614,850	5,380		1.34%	1,576,359	5,859		1.47%

Short-term Borrowings	—	—		0.00%	1,576	13		3.27%
Long-term Debt	28,780	252		3.52%	50,533	363		2.85%
Subordinated Debt	29,048	402		5.57%	27,069	397		5.82%
Total Interest-bearing Liabilities	1,672,678	6,034		1.45%	1,655,537	6,632		1.59%

Noninterest-bearing Demand	320,524				322,125
Other Liabilities	25,927				25,049
Shareholders' Equity	238,869				235,903
Total Liabilities & Shareholders' Equity	$2,257,998				$2,238,614

Net Interest Income (taxable equivalent basis)		$17,816				$17,480
Taxable Equivalent Adjustment		(151)				(175)
Net Interest Income		$17,665				$17,305

Total Yield on Earning Assets				4.61%				4.65%
Rate on Supporting Liabilities				1.45%				1.59%
Average Interest Spread				3.16%				3.06%
Net Interest Margin				3.45%				3.37%

(a)  Includes tax-equivalent adjustments on interest from tax-free municipal securities of $59,000 for the three months ended March 31, 2020 and $93,000 for the three months ended December 31, 2019. Tax-equivalent adjustments were calculated using statutory tax rate of 21% at March 31, 2020 and December 31, 2019.

(b)  Includes tax-equivalent adjustments on interest from tax-free municipal loans of $92,000 for the three months ended March 31, 2020 and $82,000 for the three months ended December 31, 2019, respectively. Tax-equivalent adjustments were calculated using statutory tax rate of 21% at March 31, 2020 and December 31, 2019.

NET INTEREST MARGIN, CONTINUED (Unaudited):

	Average Balances, Income and Interest Rates on a Taxable Equivalent Basis
	For the Three Months Ended
(Dollars in thousands)	March 31, 2020				March 31, 2019
	Average			Average	Average			Average
	Balance	Interest		Rates	Balance	Interest		Rates
ASSETS:
Interest Bearing Balances	$4,488	$15		1.34%	$6,162	$30		1.97%
Investment Securities:
Taxable	133,502	740		2.23%	165,461	989		2.42%
Tax-Exempt	42,765	280	(a)	2.63%	107,718	784	(a)	2.95%
Total Securities	176,267	1,020		2.33%	273,179	1,773		2.63%

Federal Funds Sold	122,635	390		1.28%	11,294	68		2.44%
Loans and Leases, Net	1,771,444	22,341	(b)	5.07%	1,629,480	21,162	(b)	5.27%
Restricted Investment in Bank Stocks	4,660	84		7.25%	5,987	82		5.55%
Total Earning Assets	2,079,494	23,850		4.61%	1,926,102	23,115		4.87%

Cash and Due from Banks	30,580				28,178
Other Assets	147,924				138,249
Total Assets	$2,257,998				$2,092,529

LIABILITIES & SHAREHOLDERS' EQUITY:
Interest-bearing Demand	$455,685	1,172		1.03%	$382,478	853		0.90%
Money Market	502,925	1,597		1.28%	387,525	1,463		1.53%
Savings	175,924	120		0.27%	200,714	176		0.36%
Time	480,316	2,491		2.09%	487,567	2,094		1.74%
Total Interest-bearing Deposits	1,614,850	5,380		1.34%	1,458,284	4,586		1.28%

Short-term Borrowings	—	—		0.00%	34,491	232		2.73%
Long-term Debt	28,780	252		3.52%	48,125	354		2.98%
Subordinated Debt	29,048	402		5.57%	27,079	388		5.81%
Total Interest-bearing Liabilities	1,672,678	6,034		1.45%	1,567,979	5,560		1.44%

Noninterest-bearing Demand	320,524				276,673
Other Liabilities	25,927				22,970
Shareholders' Equity	238,869				224,907
Total Liabilities & Shareholders' Equity	$2,257,998				$2,092,529

Net Interest Income (taxable equivalent basis)		$17,816				$17,555
Taxable Equivalent Adjustment		(151)				(249)
Net Interest Income		$17,665				$17,306

Total Yield on Earning Assets				4.61%				4.87%
Rate on Supporting Liabilities				1.45%				1.44%
Average Interest Spread				3.16%				3.43%
Net Interest Margin				3.45%				3.70%

(a)

Includes tax-equivalent adjustments on interest from tax-free municipal securities of $59,000 and $165,000 for the three months ended March 31, 2020 and 2019, respectively.  Tax-equivalent adjustments were calculated using statutory tax rate of 21% at March 31, 2020 and 2019.

(b)

Includes tax-equivalent adjustments on interest from tax-free municipal loans of $92,000 and $84,000 for the three months ended March 31, 2020 and 2019, respectively.  Tax-equivalent adjustments were calculated using statutory tax rate of 21% at March 31, 2020 and 2019.

Management considers subsequent events occurring after the balance sheet date for matters which may require adjustment to, or disclosure in, the consolidated financial statements.  The review period for subsequent events extends up to and including the filing date of a public company’s consolidated financial statements when filed with the Securities and Exchange Commission (“SEC”).  Accordingly, the financial information in this announcement is subject to change.  The statements are valid only as of the date hereof and Mid Penn Bancorp, Inc. disclaims any obligation to update this information.

SPECIAL CAUTIONARY NOTICE REGARDING FORWARD-LOOKING STATEMENTS

This press release, and oral statements made regarding the subjects of this release, contains forward-looking statements within the meaning of the Private Securities Litigation Reform Act of 1995. Such statements are not historical facts and include expressions about management's confidence and strategies and management's current views and expectations about new and existing programs and products, relationships, opportunities, technology and market conditions. These statements may be identified by such forward-looking terminology as "continues," "expect," "look," "believe," "anticipate," "may," "will," "should," "projects," "strategy" or similar statements. Actual results may differ materially from such forward-looking statements, and no reliance should be placed on any forward-looking statement.  Factors that may cause results to differ materially from such forward-looking statements include, but are not limited to, changes in interest rates, spreads on earning assets and interest-bearing liabilities, and interest rate sensitivity; prepayment speeds, loan originations, credit losses and market values on loans, collateral securing loans, and other assets; sources of liquidity; common shares outstanding; common stock price volatility; fair value of and number of stock-based compensation awards to be issued in future periods; the impact of changes in market values on securities held in Mid Penn’s portfolio; legislation affecting the financial services industry as a whole, and Mid Penn and Mid Penn Bank individually or collectively, including tax legislation; regulatory supervision and oversight, including monetary policy and capital requirements; changes in accounting policies or procedures as may be required by the Financial Accounting Standards Board or regulatory agencies; increasing price and product/service competition by competitors, including new entrants; rapid technological developments and changes; the ability to continue to introduce competitive new products and services on a timely, cost-effective basis; the mix of products/services; containing costs and expenses; governmental and public policy changes; protection and validity of intellectual property rights; reliance on large customers; technological, implementation and cost/financial risks in large, multi-year contracts; the outcome of future litigation and governmental proceedings, including tax-related examinations and other matters; continued availability of financing; financial resources in the amounts, at the times and on the terms required to support Mid Penn and Mid Penn Bank’s future businesses; and material differences in the actual financial results of merger, acquisition and investment activities compared with Mid Penn’s initial expectations, including the full realization of anticipated cost savings and revenue enhancements.

A specific risk factor impacting the Corporation at this time relates to the COVID-19 pandemic which could have a negative impact on our business and operations. While we have a special operating plan in place during the pandemic, the COVID-19 impact has disrupted the normal operations of our business (including communications and technology), and the finances and typical practices of our deposit and loan clients, suppliers, third-party vendors and counterparties. The COVID-19 pandemic could impact us negatively to the extent that it results in increased credit losses and decreased market values of collateral securing loans, reduced capital markets activity, lower asset price levels, or disruptions in general economic activity in the United States or abroad, or in financial market settlement functions or the realization of other risk factors described herein.  This impact could extend beyond the current short-term stress to affect longer-term economic growth negatively, which could have an adverse effect on our business and operations.  It could also adversely affect the financial stability of our deposit and loan clients, suppliers, third-party vendors and counterparties, in ways that we are unable to predict.

For a more detailed description of these and other factors which would affect our results, please see Mid Penn’s filings with the SEC, including those risk factors identified in the "Risk Factors" section and elsewhere in our Annual Report on Form 10-K for the year ended December 31, 2019 and subsequent filings. The statements in this press release are made as of the date of this press release, even if subsequently made available by Mid Penn on its website or otherwise. Mid Penn assumes no obligation for updating any such forward-looking statements at any time, except as required by law.